UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Amendment No. 1)

                   Under the Securities Exchange Act of 1934*

                            Lexington Resources, Inc.
                            -------------------------
                                (Name of Issuer)

                         Common Stock, $.00025 par value
                         -------------------------------
                         (Title of Class of Securities)

                                    529561102
                                    ---------
                                 (CUSIP Number)


                                December 31, 2007
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)


  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                                --------------------
CUSIP No. 529561102                       13G               Page 2 of 10 Pages
----------------------------                                --------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Touradji Capital Management, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) |X|
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          3,000,000
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            3,000,000
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,000,000
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.7%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IA, PN
---------- ---------------------------------------------------------------------

----------------------------                                --------------------
CUSIP No. 529561102                       13G               Page 3 of 10 Pages
----------------------------                                --------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Touradji Global Resources Master Fund, Ltd.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) |X|
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          1,800,000
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,800,000
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,800,000
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------

----------------------------                                --------------------
CUSIP No. 529561102                       13G               Page 4 of 10 Pages
----------------------------                                --------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Touradji DeepRock Master Fund, Ltd.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) |X|
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          1,200,000
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,200,000
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,200,000
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------

----------------------------                                --------------------
CUSIP No. 529561102                       13G               Page 5 of 10 Pages
----------------------------                                --------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Paul Touradji
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) |X|
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          3,000,000
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            3,000,000
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,000,000
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.7%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

This Amendment No. 1 to the Schedule 13G ("Amendment No. 1") is being filed with respect to the Common Stock of Lexington Resources, Inc., a company organized under the laws of Nevada (the "Company"), to amend the Schedule 13G filed on May 8, 2006 (the "Schedule 13G"). This Amendment No. 1 is being filed in connection with the annual requirement to report changes in beneficial ownership not otherwise reported. Further, this Amendment No. 1 reports beneficial ownership of less than 5% of the total outstanding Common Stock of the Company by Touradji Global Resources Master Fund, Ltd. ("Global Resources") and Touradji DeepRock Master Fund, Ltd. ("DeepRock"). Capitalized terms used but not defined herein have the meaning ascribed thereto in the Schedule 13G.

Item 4    Ownership:

Item 4 of the Schedule 13G is hereby amended by the deletion of the entirety of the text thereof and its replacement with the following:

The beneficial ownership of Common Stock by the Reporting Persons, as of the date hereof, is as follows:

          A. Touradji Capital Management, LP
             -------------------------------

          (a) Amount beneficially owned: 3,000,000 shares of Common Stock as of December 31, 2007.

          (b) Percent of Class: 7.7%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon a total of 38,766,270 outstanding shares of Common Stock as of November 16, 2007, as reported on the Issuer's Report on Form 10-Q for the quarterly period ended September 30, 2007.

          (c)  (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 3,000,000
               (iii)Sole power to dispose of or direct the disposition: -0-
               (iv) Shared power to dispose of or direct the disposition of:
                    3,000,000

          B. Touradji Global Resources Master Fund, Ltd.
             -------------------------------------------

          (a) Amount beneficially owned: 1,800,000 shares of Common Stock as of December 31, 2007.

          (b) Percent of Class: 4.6%.

          (c)  (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,800,000
               (iii)Sole power to dispose of or direct the disposition: -0-
               (iv) Shared power to dispose of or direct the disposition of:
                    1,800,000

          C. Touradji DeepRock Master Fund, Ltd.
             -----------------------------------

          (a) Amount beneficially owned: 1,200,000 shares of Common Stock as of December 31, 2007.

          (b) Percent of Class: 3.1%.

          (c)  (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,200,000
               (iii)Sole power to dispose of or direct the disposition: -0-
               (iv) Shared power to dispose of or direct the disposition of:
                    1,200,000

          D. Paul Touradji
             -------------

          (a) Amount beneficially owned: 3,000,000 shares of Common Stock as of December 31, 2007.

          (b) Percent of Class: 7.7%.

          (c)  (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 3,000,000
               (iii)Sole power to dispose of or direct the disposition: -0-
               (iv) Shared power to dispose of or direct the disposition of:
                    3,000,000

Item 5    Ownership of Five Percent or Less of a Class:
          --------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X ]

          Global Resources and DeepRock no longer hold Common Stock in excess of 5%. However, Touradji Capital Management, LP and Mr. Paul Touradji continue to hold in excess of 5%. Since Global Resources and DeepRock are no longer deemed Reporting Persons for this issuer, if the Reporting Persons are deemed to be a group, the group should now be deemed to include solely Touradji Capital Management, LP and Mr. Paul Touradji.

Item 10   Certification:
          -------------

          Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008


                              TOURADJI CAPITAL MANAGEMENT, LP
                              By: Touradji Capital GP, LLC, its general partner

                              By: Paul Touradji, Managing Member

                              By:  /s/ Thomas S. Dwan
                                   ---------------------------------------------
                                   Name:  Thomas S. Dwan
                                   Title: Attorney-in-fact


                             TOURADJI GLOBAL RESOURCES MASTER FUND, LTD.

                             By: Paul Touradji, Director

                                By:  /s/ Thomas S. Dwan
                                   ---------------------------------------------
                                   Name:  Thomas S. Dwan
                                   Title: Attorney-in-fact


                             TOURADJI DEEPROCK MASTER FUND, LTD.

                             By: Paul Touradji, Director

                             By:  /s/ Thomas S. Dwan
                                   ---------------------------------------------
                                   Name:  Thomas S. Dwan
                                   Title: Attorney-in-fact


                             PAUL TOURADJI

                             By:  /s/ Thomas S. Dwan
                                   ---------------------------------------------
                                   Name:  Thomas S. Dwan
                                   Title: Attorney-in-fact


               [SIGNATURE PAGE TO AMENDMENT NO. 1 TO SCHEDULE 13G
                                 WITH RESPECT TO
                           LEXINGTON RESOURCES, INC.]

                                  EXHIBIT INDEX
                                  -------------

Exhibit 99.1: Joint Filing Agreement, dated February 14, 2008, by and among Touradji Capital Management, LP, Touradji Global Resources Master Fund, Ltd., Touradji Deeprock Master Fund, Ltd., and
               Mr. Paul Touradji.